Exhibit 4.4

MCMORAN EXPLORATION CO.,

Company,

FREEPORT-MCMORAN COPPER & GOLD INC.,

Parent Guarantor,

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of June 3, 2013

i

SECOND SUPPLEMENTAL INDENTURE, dated as of June 3, 2013 (this “Second Supplemental Indenture”), by and among MCMORAN EXPLORATION CO., a Delaware corporation (the “Company”), FREEPORT-MCMORAN COPPER & GOLD INC., a Delaware corporation (the “Parent Guarantor”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as successor to The Bank of New York (the “Predecessor Trustee”) as trustee under the Indenture referred to below (in such capacity, the “Trustee”). All capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Indenture (as defined below).

RECITALS

WHEREAS, the Company and the Predecessor Trustee have heretofore executed and delivered an Indenture, dated as of November 14, 2007 (the “Base Indenture”), as supplemented by a First Supplemental Indenture, dated as of November 14, 2007, among the Company, the subsidiary guarantors party thereto (the “Subsidiary Guarantors”) and the Predecessor Trustee (the “First Supplemental Indenture”) and, together with the Base Indenture (as amended, supplemented or otherwise modified from time to time, including without limitation pursuant to this Second Supplemental Indenture, the “Indenture”), providing for the issuance of 11.875% Senior Notes due 2014 of the Company (the “Notes”);

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of December 5, 2012 (as amended, supplemented or otherwise modified to the date hereof, the “Merger Agreement”), by and among the Company, the Parent Guarantor and INAVN Corp., a Delaware corporation (the “Merger Sub), the Company will be merged with and into the Merger Sub, with the Company continuing as the surviving company and a direct wholly owned subsidiary of the Parent Guarantor (the “Merger” and the time at which the Merger becomes effective in accordance with Section 1.3 of the Merger Agreement, the “Merger Effective Time”);

WHEREAS, Section 4.1 of the Indenture provides, among other things, that the Company may merge into any other Person if the Person surviving any such merger is a corporation organized or existing under the laws of any state of the United States and certain other conditions are complied with;

WHEREAS, Section 10.2 of the Indenture provides, among other things, that each Subsidiary Guarantor will be released and relieved of any obligations under its Subsidiary Guaranty and the Indenture at such time as such Subsidiary Guarantor is released as a guarantor under the Senior Secured Credit Agreement;

WHEREAS, in connection with the Merger, the Parent Guarantor has repaid the debt outstanding under the Senior Secured Credit Agreement, and as of the time of such repayment, each Subsidiary Guarantor therefore was automatically released and relieved of any obligations under its respective Subsidiary Guarantee and the Indenture pursuant to Section 10.2 of the Indenture;

WHEREAS, Sections 9.1(4) and 9.1(7) of the Indenture provide, among other things, that, without the consent of any Noteholder, the Company and the Trustee may amend or supplement the Indenture (i) to add Guarantees with respect to the Notes and (ii) to make any change to any provision of the Indenture that does not adversely affect the legal rights of any Noteholder in any material respect; and

WHEREAS, Section 3.2 of the Indenture provides, among other things, that, if the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless make available to the Trustee and the Holders of the Notes the business and financial information required in the annual reports, quarterly reports and current reports specified in Sections 13 and 15(d) of the Exchange Act;

WHEREAS, in connection with the Merger, the Company will cease to be a reporting company under the Exchange Act and will cease to be subject to the periodic reporting requirements of the Exchange Act;

WHEREAS, as of the Merger Effective Time, the Parent Guarantor desires to (i) fully and unconditionally guarantee all payment obligations of the Company with respect to the Notes on the terms set forth herein and (ii) assume the reporting obligations set forth in Section 3.2 of the Indenture in lieu of the Company for so long as such guarantee is in effect;

WHEREAS, the amendments contained herein do not adversely affect the legal rights of any Noteholder in any material respect;

WHEREAS, the Company has requested that the Trustee execute and deliver this Second Supplemental Indenture pursuant to Section 9.1 of the Indenture, and all conditions precedent and requirements necessary to make this Second Supplemental Indenture a valid and legally binding instrument in accordance with its terms have been complied with, performed and fulfilled, and the execution and delivery hereof have been in all respects duly authorized.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parent Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

Representations of the Company and the Parent Guarantor

Each of the Company and the Parent Guarantor represents and warrants to the Trustee, with respect to itself and in each case only to the extent applicable, as follows:

Section 1.01 Good Standing. It is a corporation duly formed or organized, validly existing and, to the extent applicable, in good standing under the laws of its respective state of incorporation as set forth in the preamble hereto.

Section 1.02 Authorization. The execution, delivery and performance by it of this Second Supplemental Indenture have been authorized and approved by all necessary action on its part.

Section 1.03 No Default. Immediately after the Merger, no Default or Event of Default will exist.

Section 1.04 Additional Indebtedness. Immediately after the Merger, the Company will be able to Incur at least an additional $1.00 of Indebtedness.

Section 1.05 Without Consent of Holders. This Second Supplemental Indenture is executed and delivered pursuant to Sections 9.1(4) and 9.1(7) of the Indenture and does not require the consent of any Noteholder.

ARTICLE II

Parent Guarantee

The Parent Guarantor hereby agrees that:

Section 2.01 The Parent Guarantee. Subject to the provisions of this Article 2, the Parent Guarantor hereby agrees, as of the Merger Effective Time, to fully and unconditionally guarantee the full and punctual payment (whether at maturity, upon acceleration, upon redemption or otherwise) of the principal of (and premium, if any) and interest on, and all other amounts payable under, each series of the Notes, and the full and punctual payment of all other amounts payable by the Company to the Holders of each series of the Notes and to the Trustee under the Indenture (the “Parent Guarantee”). Upon the failure by the Company to pay punctually any such amount, the Parent Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the Indenture.

Section 2.02 Parent Guarantee Unconditional. The Parent Guarantee shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company under the Indenture or any series of the Notes, by operation of law or otherwise;

(b) any modification or amendment of or supplement to the Indenture or any series of the Notes (other than a modification, amendment or supplement effected in accordance with the terms of the Indenture which expressly releases, discharges or otherwise affects the Parent Guarantee);

(c) any change in the corporate existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets or any resulting release or discharge of any obligation of the Company contained in the Indenture or any series of the Notes;

(d) the existence of any claim, set-off or other right that the Parent Guarantor may have at any time against the Company, the Trustee or any other Person, whether in connection with the Indenture or an unrelated transaction, provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(e) any invalidity, irregularity or unenforceability relating to, or against the Company for any reason of, the Indenture or any series of the Notes, or any provision of applicable law or regulation purporting to prohibit the payment by the Company of the principal of or interest on any series of the Notes or any other amount payable by the Company under the Indenture; or

(f) any other act or omission to act or delay of any kind by the Company, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 2.02, constitute a legal or equitable discharge of or defense to the Parent Guarantor’s obligations hereunder (other than an act contemplated by the parenthetical in Section 1.01(b) above).

Section 2.03 Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. Subject to Section 2.08, the Parent Guarantee shall remain in full force and effect until the principal of (and premium, if any) and interest on, and all other amounts payable under, each series of the Notes, and all other amounts payable by the Company to the Holders of each series of the Notes under the Indenture have been paid in full. If at any time any payment of the principal of (or premium, if any) or interest on, or any other amounts payable under, any series of the Notes or any other amount payable by the Company to the Holders of any series of the Notes under the Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, the Parent Guarantee with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

Section 2.04 Waiver by the Parent Guarantor. The Parent Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Company or any other Person.

Section 2.05 Subrogation. The Parent Guarantor agrees that, until the indefeasible payment and satisfaction in full in cash of all applicable obligations under the Notes, the Parent Guarantee and the Indenture with respect to the Notes, the Parent Guarantor shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of the Parent Guarantee, whether by subrogation or otherwise, against the Company.

Section 2.06 Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Company to the Holders of any series of Notes under the Indenture or the Notes is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of the Indenture are nonetheless payable by the Parent Guarantor hereunder forthwith on demand by the Trustee or the Holders of such series of outstanding Notes.

Section 2.07 Notation of Parent Guarantee Not Required. Section 2.08 The Parent Guarantor acknowledges that the Parent Guarantee shall remain in full force and effect notwithstanding the absence on any Note of a notation relating to the Parent Guarantee.

Section 2.08 Release of Parent Guarantor. Section 2.09 The Parent Guarantor’s obligations under the Parent Guarantee shall terminate upon (a) satisfaction and discharge of the Indenture pursuant to Article VIII of the Indenture or (b) legal defeasance or covenant defeasance pursuant to Article VIII of the Indenture.

Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the foregoing effect, the Trustee shall execute any documents reasonably required in order to evidence the release of the Parent Guarantor from its obligations under the Parent Guarantee.

Section 2.09 Benefits Acknowledged. The Parent Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and that the guarantee and waivers made by the Parent Guarantor pursuant to the Parent Guarantee are knowingly made in contemplation of such benefits.

ARTICLE III

Amendment of Indenture

With respect to the Notes, the Indenture is hereby amended as set forth below in this Article 3; provided, however, that each such amendment shall apply only to the Notes and not to any other series of Securities issued under the Indenture.

Section 3.01 Defined Terms Section 3.02. Subject to the limitations set forth in the preamble to Article 3 of this Second Supplemental Indenture, Section 1.2 of the Indenture is hereby amended by inserting each of the following defined terms in its appropriate alphabetical position:

“Parent Guarantee” has the meaning given to such term in Section 2.01 to the Second Supplemental Indenture hereto, dated as of June 3, 2013.

“Parent Guarantor” means Freeport-McMoRan Copper & Gold Inc., but only for so long as Freeport-McMoRan Copper & Gold Inc. remains obligated under the Parent Guarantee pursuant to the terms of the Second Supplemental Indenture hereto, dated as of June 3, 2013.

Section 3.02 Amendment of Section 3.2 of the Indenture. Subject to the limitations set forth in the preamble to Article 3 of this Second Supplemental Indenture, Section 3.2 of the Indenture is hereby amended and restated to read in its entirety as follows:

“Section 3.2 SEC Reports. Whether or not the Parent Guarantor is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Parent Guarantor will make available to the Trustee and the Holders of the Notes the business and financial information required in the annual, quarterly and current reports specified in Sections 13 and 15(d) of the Exchange Act which the Parent Guarantor would be required to file if the Parent Guarantor were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. The Parent Guarantor will make such information available to the Trustee and the Holders of the Notes no later than the date on which the Parent Guarantor would have been required to file such reports with the SEC if the Parent Guarantor were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in Management’s Discussion and Analysis of Results of Operations and Financial Condition, of the financial condition and results of operations of the Company and its Restricted Subsidiaries.

For purposes of this Section 3.2, the Parent Guarantor will be deemed to have furnished the reports to the Trustee and the Holders of the Notes as required by this Section 3.2 if they have filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).”

Section 3.03 Amendment of Section 6.1 of the Indenture. Subject to the limitations set forth in the preamble to Article 3 of this Second Supplemental Indenture, Section 6.1(4) of the Indenture is hereby amended and restated to read in its entirety as follows:

“(4) failure by (a) the Parent Guarantor to comply for 30 days after notice with any of its obligations under Section 3.2 or (b) the Company to comply for 30 days after notice with any of its obligations under Sections 3.3 through 3.12, inclusive, and 3.16 (in each case, other than a failure to purchase Notes which will constitute an Event of Default under clause (2) above and other than a failure to comply with Article IV which is covered by clause (3));”

Section 3.04 General References. Unless otherwise specified or unless the context otherwise requires, (i) all references in this Second Supplemental Indenture to Articles and Sections refer to the corresponding Articles and Sections of this Second Supplemental Indenture and (ii) the terms “herein,” “hereof,” “hereunder” and any other word of similar import refers to this Second Supplemental Indenture.

Section 3.05 Effectiveness of Second Supplemental Indenture. Notwithstanding anything to the contrary elsewhere herein, this Second Supplemental Indenture shall become effective only as of the Merger Effective Time. Promptly after the Merger Effective Time, the Company shall provide notice thereof to the Trustee. If the Company notifies the Trustee in writing that the Merger Effective Time will not occur, then the provisions hereof shall not become effective. Upon the effectiveness of this Second Supplemental Indenture, the Indenture shall be and be deemed to be modified and amended in accordance herewith and the respective rights, limitations of rights, obligations, duties and immunities under the Indenture of the Trustee, the Company and the Holders affected thereby shall hereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments, and all the terms and conditions of this Second Supplemental Indenture shall be and be deemed to be part of the terms and conditions of the Indenture for any and all purposes.

Section 3.06 Indenture Remains in Full Force and Effect. Except as amended and supplemented hereby, all provisions in the Indenture shall remain in full force and effect and are in all respects ratified and confirmed.

Section 3.07 Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.08 Supplemental Indenture Controls. If there is any conflict or inconsistency between the Indenture and this Second Supplemental Indenture, the provisions of this Second Supplemental Indenture shall control.

Section 3.09 No Recourse Against Others. No past, present or future director, officer, employee, incorporator or shareholder of the Parent Guarantor or any successor of the Parent Guarantor shall have any liability by reason of his, her or its status as such under or upon any obligation, covenant or agreement of the Parent Guarantor contained in this Second Supplemental Indenture, the Indenture or the Notes, or because of any indebtedness evidenced thereby, all such liability being expressly waived and released by the Holders of the Notes by their acceptance of the Parent Guarantee and as part of the consideration for the making of the Parent Guarantee.

Section 3.10 Notices and Demands. (a) Any notice, demand, direction, request or other document that is required or permitted by any provision of this Second Supplemental Indenture or the Indenture to be given or made by the Trustee or by the Holders of any Notes to or upon the Company shall be given or made in accordance with Section 11.1 of the Indenture.

(a) Any notice, demand, direction, request or other document that is required or permitted by any provision of this Second Supplemental Indenture or the Indenture to be given or made by the Trustee or by the Holders of any Notes to or upon the Parent Guarantor shall be given or made by postage-prepaid, first-class mail addressed (until another address of the Parent Guarantor is filed by the Parent Guarantor with the Trustee) to Freeport-McMoRan Copper & Gold Inc., 333 North Central Avenue, Phoenix, Arizona 85004-2189, Attention: FCX Treasurer.

(b) Any notice, demand, direction, request or other document that is required or permitted by any provision of this Second Supplemental Indenture or the Indenture to be given or made by the Parent Guarantor to or upon the Trustee or the Holders of any Notes shall be given or made in accordance with Section 11.1 of the Indenture.

Section 3.11 Benefits of Supplemental Indenture. Nothing in this Second Supplemental Indenture, express or implied, shall give or be construed to give to any Person, other than the parties hereto, any Agent, any Registrar, any successors to the foregoing hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under the Indenture or this Second Supplemental Indenture.

Section 3.12 Successors and Assigns. All covenants and agreements in this Second Supplemental Indenture made by the Company, the Parent Guarantor or the Trustee shall bind their respective successors and assigns, whether so expressed or not.

Section 3.13 Severability. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.14 Governing Law. This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.15 Counterparts. The parties hereto may sign one or more copies of this Second Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

Section 3.16 Headings. The headings of the Articles and the Sections in this Second Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

Section 3.17 Trustee Disclaimer. The Trustee accepts the amendments of the Indenture effected by this Second Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company and the Parent Guarantor, as applicable, and the Trustee makes no representation with respect to any such matters. Additionally, the Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.

Section 3.18 Obligations Under Indenture. For the avoidance of doubt, the Parent Guarantor shall not be bound by any obligations or covenants under the Indenture except as set forth in this Second Supplemental Indenture or as otherwise required by the Trust Indenture Act.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first written above.

FREEPORT-MCMORAN COPPER & GOLD INC., as Parent Guarantor

By:	/s/ Kathleen L. Quirk
	Name:	Kathleen L. Quirk
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

MCMORAN EXPLORATION CO.

By:	/s/ Nancy D. Parmelee
	Name:	Nancy D. Parmelee
	Title:	Senior Vice President, Chief Financial Officer and Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ R. Tamas
	Name:	R. Tamas
	Title:	Vice President